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                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                            GARDEN RIDGE CORPORATION

                                       AT

                              $11.50 NET PER SHARE

                                       BY

                           GR ACQUISITION CORPORATION

                               WHICH IS OWNED BY

                               GRDG HOLDINGS LLC

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
              NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 22, 1999,
                         UNLESS THE OFFER IS EXTENDED.

                                                               November 23, 1999

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by GR Acquisition Corporation, a Delaware corporation (the "Purchaser"), which is owned by GRDG Holdings LLC ("GRDG Holdings"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred stock purchase rights, the "Shares"), of Garden Ridge Corporation, a Delaware corporation (the "Company"), which are not already owned by the Purchaser or GRDG Holdings, at a price of $11.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 23, 1999 (the "Offer to Purchase"), the related Letter of Transmittal (which terms and conditions, as they may be amended or supplemented constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is conditioned on, among other things, at least 51% of the Shares neither the Purchaser nor GRDG Holdings LLC owns being properly tendered and not withdrawn, and the absence of a material adverse change since August 1, 1999. This offer is not conditioned on the ability of the Purchaser to obtain financing. The Purchaser can waive the conditions to the Offer.

     Enclosed for your information and use are copies of the following documents:

          1. Offer to Purchase dated November 23, 1999;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares. Facsimile copies of the Letter of Transmittal may be used to tender Shares;

          3. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          5. Notice of Guaranteed Delivery dated November 23, 1999;
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          6. Letter to Shareholders together with Schedule 14D-9;

          7. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 22, 1999, UNLESS THE OFFER IS EXTENDED.

     As soon as practicable after the consummation of the Offer, the Purchaser and its stockholders will take all steps in their power to cause the Purchaser to be merged with the Company (the "Merger") in a transaction in which the stockholders of the Purchaser will own all the stock of the corporation which results from the Merger (essentially, the Company), and the other stockholders of the Company will receive the same amount of cash per Share as is paid for Shares tendered in response to the Offer (unless particular stockholders elect to exercise statutory rights to demand appraisal of their Common Shares under Delaware law).

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) in connection with the book-entry transfer, and any other documents required by the Letter of Transmittal.

     If a holder of Shares wishes to tender Shares but cannot deliver such holder's certificate or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 9 of the Offer to Purchase.

     The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will reimburse you for customary mailing and handing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any questions or requests for assistance may be directed to the Information Agent at its telephone numbers and addresses set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed material may be obtained from the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          D. F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE THREE CITIES FUNDS, THE PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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